Exhibit 99.1

Hall of Fame Resort & Entertainment Company Appoints Hall of Famer Jerome Bettis to its Board of Directors

FOR IMMEDIATE RELEASE

CANTON, OHIO – June 12, 2023 -- Hall of Fame Resort & Entertainment Company (“HOFV” or the “Company”) (NASDAQ: HOFV, HOFVW), the only resort, entertainment and media company centered around the power of professional football, today announced it has appointed NFL Hall of Fame running back Jerome Bettis to its Board of Directors, effective immediately. The addition of Bettis, a highly respected figure in the world of football and business, brings invaluable expertise and a wealth of knowledge to further elevate the Company’s initiatives.

“We are thrilled to welcome Jerome Bettis to our Board of Directors,” said Michael Crawford, President and CEO of HOFV. “Jerome’s outstanding career on and off the field, coupled with his commitment to youth development and community engagement, align perfectly with our Company’s mission, vision, and values. His expertise and passion for football and people will be vital as we work towards creating one-of-a-kind experiences for fans and continue to grow each of our business verticals.”

“I am truly honored to be a part of the Hall of Fame Resort & Entertainment Company Board of Directors. As a former player, I understand the impact that football has on the lives of fans, and I am excited to contribute to the growth and development of this incredible organization. It is a privilege to be involved in shaping the future of Hall of Fame Village and its commitment to providing unforgettable experiences, and I look forward to working alongside my fellow board members to preserve the rich legacy of football and create new opportunities for generations to come,” said Jerome Bettis.

Jerome Bettis, also known as “The Bus,” had an illustrious career in football that left an incredible mark on the sport. A powerful all-time leading running back, Bettis ran for 13,662 yards and 91 touchdowns during his 13-year career while catching 200 passes for 1,449 yards and three touchdowns. He spent his first three seasons with the Rams (1993-95) before playing 10 years with the Pittsburgh Steelers (1996-2005). Throughout his career, he amassed numerous accolades and accomplishments. With his exceptional strength, agility, and relentless determination, Bettis became one of the most feared running backs of his era. He was selected to the Pro Bowl six times and earned All-Pro honors twice. Bettis showcased his leadership skills as he helped lead the Steelers to victory in Super Bowl XL, capping off his career with a well-deserved championship. He retired as the sixth-leading rusher in NFL history, solidifying his status as one of the greatest running backs to ever grace the gridiron.

Having successfully completed his studies at the University of Notre Dame in 2022, Bettis’s graduation marked a significant milestone in his life. This remarkable accomplishment not only highlights his unwavering determination and perseverance in both academics and athletics but also stood as a powerful testament to his work ethic and commitment. In 2014, Bettis joined ESPN as an NFL analyst and regularly appears on NFL Live and Sports Center while also contributing to ESPN Radio. Before joining ESPN as a full-time analyst, Bettis appeared as a guest on various shows throughout the years, including the Super Bowl XLV edition of Sunday NFL Countdown in 2011 when the Steelers played the Packers. Bettis also previously worked as an NBC Sports and the NFL Network analyst.

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About Hall of Fame Resort & Entertainment Company

Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com

PRESS CONTACT

Madison Zurakowski

Madison.zurakowski@hofvillage.com